UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2006

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Registration Rights Agreement

On August 25, 2006, Venoco, Inc. entered into a registration rights agreement with its principal stockholder, the Marquez Trust. The trust is controlled by Timothy Marquez, the company’s Chairman and CEO, and his wife. Pursuant to the agreement, the trust will have the right to demand that the company register for resale some or all of the trust’s shares of company stock under the Securities Act of 1933, and will have the right to include some or all of its shares in registration statements filed by the company, in each case subject to certain customary conditions, including the ability of the underwriters to limit the number of shares included in any underwritten offering. The trust will have the right to cause the company to effect up to three registrations on Form S-1 and an unlimited number of registrations on Form S-3. The company will not, however, be required to effect more than two demand registrations in any 12-month period, and will not be required to file a registration statement within 180 days of the completion of any underwritten offering. The company will pay certain expenses in connection with any registration effected pursuant to the agreement, but the trust will pay the underwriting commissions and fees associated with the sale of its shares in any underwritten offering.

The foregoing summary does not purport to be a complete description of the registration rights agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Bluffs Dividend Agreements

On July 24, 2006, Venoco declared a dividend on the company’s common stock consisting of a 51-acre parcel of real property located in Carpinteria, California (the “bluffs property”) and certain related rights, including an option to acquire an additional interest in land associated with the bluffs property if, as a result of current negotiations, the company acquires that interest. Payment of the dividend is subject to certain conditions, including the entry into the ground lease, dividend distribution agreement and development agreement described below. Although the Marquez Trust is no longer the company’s sole stockholder (see “—Other Events”), it was the sole stockholder as of the record date for the dividend. Accordingly, if the dividend is paid, it will be paid solely to the trust. The bluffs property is located on the coast in Carpinteria, California. It consists of a 100% interest the company holds in 46 acres and a 50% interest it holds in an adjacent ten acres that is used primarily for parking (the “parking area”). The current zoning status of the property is “industrial coastal dependent.” The company conducts some minor processing activities on the property. Its facilities are currently spread over approximately 15 acres of the property. The company estimates that the current value of the property is approximately $5.0 million.

On August 29, 2006, the company entered into a ground lease, a dividend distribution agreement and a development agreement with the trust and/or an affiliate of the trust relating to the bluffs property and the parking area. Under the ground lease, which has a 20-year term, the company will lease the bluffs property for $1.00 per year. The development agreement provides that an affiliate of the trust will have the right to cause the company to consolidate its operations on the property such that they will occupy no more than two acres. If the affiliate exercises this right, the company will have two years to obtain the governmental consents necessary to effect the consolidation, and one year from the date of its receipt of those consents to complete the consolidation. The option may be exercised at any time within sixty days of the second anniversary of the date of the agreement (the first option period), within sixty days of the third anniversary of that date (the second option period), and at any time after the fourth anniversary of that date (the third option period). If the option is exercised in the first option period, the affiliate will pay the company a fee of $3.0 million when the consolidation is completed. If the option is exercised in the second option period, the affiliate will pay the company a fee of $2.0 million when the consolidation is completed. No fee will be payable if the option is exercised in the third option period. Following consolidation, the company will have the right to occupy the two acre site for $1.00 per year for as long as it conducts oil and natural gas operations there. The company does not believe that the consolidation will have an adverse effect on its operations. However, it currently estimates that the cost of effecting the consolidation would be approximately $10 million. The company will be required to pay property taxes on the entire property until the consolidation is completed, at which time it would become responsible only for taxes relating to the two acre site. At the time of the consolidation, the company would be required to obtain a release of a lien on the property. It could obtain the release by increasing its abandonment bond relating to the property by $8.5 million. It is possible that permitting issues may preclude the company from timely consolidating to the two acre site, if and when it is requested to do so. In such event, the company will be required to pay rent at a market rate (based on current zoning) for space it occupies in excess of the two acres.

The company is currently in negotiations to acquire the 50% interest in the parking area that it does not already own. Pursuant to the dividend distribution agreement, if it acquires that interest, the trust will have a three-year option to acquire the interest for the price the company pays for it plus interest. The company expects the purchase price for the interest to be approximately $250,000. Following exercise of the option, the company would retain the right to use a portion of the parking area for its operations and for third parties who use the pier located on the property for so long as the pier remains in existence.

The payment of the dividend is contingent upon the company’s receipt of the consent of (i) Chevron, which holds a lien on the property that secures the company’s performance of abandonment obligations relating to the property, and (ii) lenders under the company’s credit facilities.

The foregoing summary does not purport to be a complete description of the ground lease, the development agreement and the dividend distribution agreement, copies of which are attached hereto as Exhibits 10.2, 10.3 and 10.4, and are incorporated herein by reference.

ITEM 8.01  OTHER EVENTS

The Marquez Foundation has advised Venoco that it donated 2.5 million shares of the company’s common stock to each of two charitable foundations, the Denver Foundation and the Marquez Foundation, on August 18, 2006.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit No.	Description

10.1	Registration Rights Agreement, dated as of August 25, 2006, by and between Venoco, Inc. and the Marquez Trust.

10.2	Ground Lease, dated as of August 29, 2006, by and between Venoco, Inc. and Carpinteria Bluffs, LLC.

10.3	Development Agreement, dated as of August 29, 2006, by and between Venoco, Inc. and Carpinteria Bluffs, LLC.

10.4	Dividend Distribution Agreement, dated as of August 29, 2006, by and among Venoco, Inc., the Marquez Trust and Carpinteria Bluffs, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 31, 2006

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer